                                  United States
                       Securities and Exchange Commission
                              Washington, DC 20549

                          _____________________________

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1) *


                                 Selectica, Inc.
                            ------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 Par Value
                      ------------------------------------
                         (Title of Class of Securities)


                                    816288104
                                    ---------
                                 (CUSIP Number)


                                December 31, 2001
                                -----------------
                          (Date of Event which Requires
                            Filing of this Statement)





     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NUMBER 816288104




------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY).

      Draper Fisher Associates Fund IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             9,068
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,068
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,194,822
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

 CUSIP NUMBER 816288104




------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY).

      Draper Fisher Management Company IV, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                             (a) [_]
                                                               (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             35,699
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          35,699
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,194,822
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO
------------------------------------------------------------------------------

 CUSIP NUMBER 816288104




------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY).

      Timothy C. Draper
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                             (a) [_]
                                                               (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

                          SOLE VOTING POWER
                     5
     NUMBER OF            548,862
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             74,864
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             548,862
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          74,864
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,194,822
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

 CUSIP NUMBER 816288104




------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY).

      John H.N. Fisher
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                             (a) [_]
                                                               (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

                          SOLE VOTING POWER
                     5
     NUMBER OF            429,629
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             36,381
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             429,629
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          36,381
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,194,822
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

 CUSIP NUMBER 816288104




------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY).

      Stephen T. Jurvetson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                             (a) [_]
                                                               (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

                          SOLE VOTING POWER
                     5
     NUMBER OF            141,467
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             36,381
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             141,467
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          36,381
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,194,822
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

 CUSIP NUMBER 816288104




------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY).

      Draper Fisher Partners IV, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                             (a) [_]
                                                               (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             682
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          682
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,194,822
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO
------------------------------------------------------------------------------

 CUSIP NUMBER 816288104




------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF PERSONS (ENTITIES ONLY).

      JABE, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                             (a) [_]
                                                               (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             38,483
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          38,483
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,194,822
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO
------------------------------------------------------------------------------

    Item 1(a)  Name of Issuer:  Selectica, Inc.

    Item 1(b)  Address of Issuer's principal executive offices:

                  3 West Plumeria Drive, San Jose, CA 95134

    Item 2(a)  Name of person filing:

                  Draper Fisher Associates Fund IV, L.P.
                  Draper Fisher Management Company IV, LLC
                  Timothy C. Draper
                  John H.N. Fisher
                  Stephen T. Jurvetson
                  Draper Fisher Partners IV, LLC
                  JABE, LLC

    Item 2(b)  Address of principal business office or, if none, residence:

                  400 Seaport Court, Suite 250, Redwood City, CA  94063


    Item 2(c)  Citizenship:

                  Draper Fisher Associates Fund IV, L.P.          California
                  Draper Fisher Management
                      Company IV, LLC                             California
                  Timothy C. Draper                               United States
                  John H.N. Fisher                                United States
                  Stephen T. Jurvetson                            United States
                  Draper Fisher Partners IV, LLC                  California
                  JABE, LLC

    Item 2(d)  Title of class of securities:         Common Stock

    Item 2(e)  CUSIP No.:  816288104

    Item 3. If this statement is filed pursuant to (S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [_] Broker or dealer registered under section 15 of the act (15 u.s.c. 78o).

         (b)   [_] Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c)

         (c) [_] Insurance company as defined in section 3(a)(19) of the act (15 u.s.c. 78c).

         (d) [_] Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

         (e)  [_] An investment adviser in accordance with (S) 240.13d-1(b)(1)
                  (ii)(e);

         (f)  [_] An employee benefit plan or endowment fund in accordance with
                  (S) 240.13d-1(b)(1)(ii)(f);

         (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(g);

         (h) [_] A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

         (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

         (j)  [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(j).

    Item 4. Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         See rows 5 through 11 of cover pages.

    Item 5.    Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

    Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

                           Not Applicable.

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                           Not Applicable.

    Item 8.    Identification and Classification of Members of the Group.

                           Not Applicable.

    Item 9.    Notice of Dissolution of Group.

                           Not Applicable.

    Item 10.   Certifications.

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or (c).

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2002                Draper Fisher Associates Fund IV, L.P.

                                        By:       /s/  Tim Draper
                                              ----------------------------------
                                              Name:    Tim Draper
                                              Title:   Managing Director


                                        Draper Fisher Management Company IV, LLC


                                        By:       /s/  Tim Draper
                                              ----------------------------------
                                              Name:    Tim Draper
                                              Title:   Managing Director


                                           /s/  Timothy C. Draper
                                        --------------------------------------
                                          Timothy C. Draper


                                           /s/  John H.N. Fisher
                                        -------------------------------------
                                           John H.N. Fisher


                                           /s/  Stephen T. Jurvetson
                                        ----------------------------------------
                                        Stephen T. Jurvetson


                                        Draper Fisher Partners IV, LLC


                                        By:       /s/  Tim Draper
                                              ----------------------------------
                                              Name:    Tim Draper
                                              Title:   Managing Director


                                        JABE, LLC
                                        By:       /s/  Tim Draper
                                              ----------------------------------
                                              Name:    Tim Draper
                                              Title:   Managing Director

                                 Exhibit Index

Exhibit           Description

99.1              Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith